Exhibit 5.1

250 Vesey Street • New York, New York 10281.1047

Telephone: +1.212.326.3939 • jonesday.com

December 2, 2025

Siebert Financial Corp.
653 Collins Avenue
Miami Beach, FL 33139

Re:	Registration Statement on Form S-8 Filed by Siebert Financial Corp.

Ladies and Gentlemen:

We have acted as counsel for Siebert Financial Corp., a New York corporation (the “Company”), in connection with the registration of 2,000,000 additional shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Siebert Financial Corp. 2021 Equity Incentive Plan (as amended and restated, the “Amended 2021 Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Amended 2021 Plan and the authorized forms of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Amended 2021 Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Amended 2021 Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Amended 2021 Plan will be approved by the Board of Directors of the Company (the “Board”) or an authorized committee of the Board.

Siebert Financial Corp.

December 2, 2025

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day